Exhibit 99.1

Contacts:

Tripos, Inc.

John McAlister

President and Chief Executive Officer

(314) 616-4437

johnmc@tripos.com

(Media only)

Waggener Edstrom Worldwide

Bioscience and Healthcare Practice

Lisa Osborne

Account Director

(202) 326-0793

lisao@waggeneredstrom.com

For Immediate Release

May 23, 2007

Tripos Receives NASDAQ Notification Regarding Listing Deficiency

ST. LOUIS — May 23, 2007 — Tripos, Inc. (NASDAQ: TRPS), announced today that on May 18, 2007, it received a letter from the Nasdaq Listing Qualifications Department advising the company that (1) as reported initially on April 24, 2007, Tripos continues not to be in compliance with the minimum $10 million stockholders’ equity requirement for continued inclusion on the Nasdaq Global Market under Nasdaq Marketplace Rule 4450(a)(3) and (2) Tripos is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because it has not timely filed its Quarterly Report on Form 10-Q for the period ended March 31, 2007.

The letter states that trading of Tripos’ common stock will be suspended at the opening of business on May 30, 2007, and a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”) removing Tripos’ securities from listing and registration on the Nasdaq Global Market unless Tripos requests a hearing before a Nasdaq Listing Qualifications Panel no later than 4 p.m. Eastern Time on May 25, 2007. Tripos will request such a hearing before a Nasdaq Listing Qualifications Panel.

Tripos expects that its common stock will remain listed on the Nasdaq Global Market pending the outcome of a decision by the Nasdaq Listing Qualifications Panel. Tripos cannot provide any assurances that the Nasdaq Listing Qualifications Panel will grant its request for continued listing on the Nasdaq Global Market.

As previously reported, Tripos sold its Discovery Informatics business in March 2007 and has entered into a definitive agreement, dated as of May 11, 2007, to sell its Discovery Research Products and Services business to Commonwealth Biotechnologies Inc. Upon the sale of its Discovery Research business, Tripos will become a shell company and will request that the Nasdaq Global Market delist its stock.

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Tripos Receives NASDAQ Notification Regarding Listing Deficiency — Page 2

Tripos also contemplates that it will seek to list its stock on the OTC Bulletin Board® if its stock ceases to trade on the Nasdaq Global Market. If this listing is not available to Tripos, the company would close its stock transfer books.

Tripos is in the process of completing its financial statements for the first quarter of 2007 and will file its Quarterly Report on Form 10-Q as soon as practicable.

General

This press release contains forward-looking statements concerning, among other things, the company’s future prospects, including: (1) the company’s ability to complete the sale of its Discovery Research business; (2) the company’s ability to satisfy its creditors out of the proceeds of the sales of its assets and other available resources; (3) the company’s ability to offset corporate tax liabilities on the sale of assets through the utilization of net operating loss carryforwards; and (4) the company’s ability to distribute any remaining cash to its stockholders. These statements are based upon numerous assumptions that the company cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in the company’s filings with the SEC, including, without limitations, those factors set forth in the company’s Form 10-K for the fiscal year ended Dec. 31, 2006, and from time to time in the company’s periodic filings with the SEC. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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Tripos and the Tripos logo are registered trademarks of Tripos, Inc., and/or its affiliates in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.